                                                                    EXHIBIT 99.1


                                  PRESS RELEASE

Date:         November 11, 2003
Contact:      Steven R. Hedberg
For Release:  Immediately

ASE ANNOUNCES THIRD QUARTER 2003 RESULTS AND RECENT ORDER

ST. PAUL, MINNESOTA -- Aero Systems Engineering, Inc. (Nasdaq - AERS), a worldwide leader in wind tunnel and jet engine testing facilities engineering, announced today the results for the Third Quarter 2003. Results for the period were:

   (Results in 000's except per share amounts)


                                              3 Months                 9 Months
                                                ENDED 9/30               ENDED 9/30
                                          --------------------      --------------------
                                             2003       2002         2003        2002
                                             ----       ----         ----        ----
   Revenues                               $ 7,836      $ 9,442      $27,020      $29,342
   Earnings Before Taxes                      130          618        1,069        1,706
   Net Income                                  76          408          683        1,126
   Net Income Per Share                       .02          .09          .16          .26
   Weighted Average
           Common Shares Outstanding         4402         4402         4402         4402


The decrease in revenue and net income was mostly attributable to the lower level of work on the Singapore wind tunnel project during the first nine months of 2003 as compared to the same period in 2002 resulting in lower recognized revenue and profit as the project nears completion. Also, there were fewer wind tunnel and Aerotest Lab projects in process during the third quarter of 2003 as compared to third quarter of 2002.

In late October, ASE received a $4.1 million contract award from Samsung Techwin Company, LTD for design services and equipment supply to upgrade an existing jet engine test cell in the Republic of South Korea.

Comments regarding the ability of the Company to achieve revenues in the future and other forward-looking statements involve risks and uncertainties, including but not limited to general economic conditions, the condition of the aerospace industry, signing of future contracts, competitive factors and other risks detailed from time to time in the Company's reports to the SEC, including the report on Form 10-K for the year end December 31, 2002. Actual results may vary materially from those anticipated.

ABOUT AERO SYSTEMS ENGINEERING

Aero Systems Engineering, Inc. (ASE) is a highly skilled and experienced engineering company, which designs and supplies aerospace test facilities. ASE is a leader in design and construction of engine test cells and wind tunnels for testing aerospace vehicles and propulsion systems. ASE is ISO 9001 certified.

ASE, headquartered in St. Paul, Minnesota, is 51% owned by Minnesota ASE, LLC.

Aero Systems Engineering, Inc. common stock is listed on The Nasdaq Stock Market(SM) under the symbol: AERS.

COMPANY CONTACTS

For further information, contact Steven R. Hedberg, Secretary and Treasurer of Aero Systems Engineering, Inc., tel 651-220-1222. Web: www.aerosysengr.com






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